SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Washington Trust Bancorp, Inc.
_______________________________________________________________________________
               (Name of Registrant as Specified In Its Charter)

  Washington Trust Bancorp, Inc. (David V. Devault, Chief Financial Officer)
_______________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

         ____________________________________________________________________

      2) Aggregate number of securities to which transaction applies:

         ____________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         ____________________________________________________________________

      4) Proposed maximum aggregate value of transaction:

         ____________________________________________________________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

         ____________________________________________

      2) Form, Schedule or Registration Statement No.:

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      3) Filing Party:

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      4) Dated Filed:

         ____________________________________________

                         WASHINGTON TRUST BANCORP, INC.
                                 23 Broad Street
                               Westerly, RI 02891



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 17, 1994




To the Shareholders of
WASHINGTON TRUST BANCORP, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC. (the "Corporation"), a Rhode Island corporation, will be held at the Westerly Library, 38 Broad Street, Westerly, Rhode Island on Tuesday, the 17th of May, 1994 at 11:00 a.m. for the purpose of considering and acting upon the following:

  1. The election of six directors to serve for terms of three years;

  2. The amendment to Article FOURTH of the Corporation's Restated Articles of Incorporation to increase the number of shares of the Corporation's Common Stock, $.0625 par value, that may be issued thereunder from 3,000,000 to 10,000,000;

  3. The ratification of the selection of independent auditors to audit the Corporation's consolidated financial statements for the year ending December 31, 1994; and

  4. Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record at the close of business on April 1, 1994 will be entitled to notice of and to vote at such meeting. The transfer books of the Corporation will not be closed.


If you do not expect to be present at the meeting, please sign, date, and fill in the enclosed proxy and return it by mail in the enclosed addressed envelope.

                                By order of the Board of Directors

                                Harvey C. Perry, II

                                Harvey C. Perry, II
                                Secretary

April 5, 1994

                         WASHINGTON TRUST BANCORP, INC.
                                 23 Broad Street
                               Westerly, RI  02891
                             Telephone 401/348-1200


                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 17, 1994


                                 PROXY STATEMENT


The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the "Corporation") for use at the Annual Meeting of Shareholders to be held on May 17, 1994, and any adjournment thereof and may be revoked at any time before it is exercised by submission of another proxy bearing a later date, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to the President, 23 Broad Street, Westerly, RI 02891. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal Nos. 1, 2 and 3 referred to herein.

As of April 1, 1994, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were issued and outstanding 1,873,970 shares of common stock, $.0625 par value (herein called "Common Stock"), of the Corporation. Each share of Common Stock is entitled to one vote per share on all matters to be voted upon at the meeting, with all holders of Common Stock voting as one class. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the amendment to Article FOURTH of the Restated Articles of Incorporation and the ratification of auditors will have the same legal effect as a vote against such matters. In addition, under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers who are the beneficial owners of such shares have the authority to vote on certain "discretionary" items when they have not received instructions from such beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, the amendment to Article FOURTH of the Restated Articles of Incorporation and the ratification of the selection of independent auditors. As a result, broker non-votes will have no effect on the outcome of the election of directors, the amendment to Article FOURTH of the Restated Articles of Incorporation and the ratification of the selection of independent auditors.

Management knows of no matters to be brought before the meeting other than those referred to. If any other business should properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

The approximate date on which this Proxy Statement and accompanying proxy cards will first be mailed to shareholders is April 5, 1994.


                             PRINCIPAL SHAREHOLDERS

The Corporation knows of no person who beneficially owned more than five percent (5%) of the Corporation's outstanding Common Stock as of April 1, 1994.

                             ELECTION OF DIRECTORS

The Corporation's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. There are at present 16 directors and, upon retirement of Jacques deLaporte, the number will be reduced to 15 (subject to further changes as provided in the Corporation's Restated Articles of Incorporation). This year six directors are to be elected at the Annual Meeting to serve until the 1997 Annual Meeting and until their respective successors are elected and have qualified. Directors are elected by the affirmative vote of the majority of the shares of Common Stock entitled to vote thereon, represented in person or by proxy, at the Annual Meeting when a quorum is present.

The nominees for election of directors at the Annual Meeting are Steven J. Crandall, Richard A. Grills, James W. McCormick, Jr., Victor J. Orsinger, II, James P. Sullivan and Neil H. Thorp. Each of the nominees for director is presently a director of the Corporation. Each has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if such other persons are designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

                                        NOMINEES FOR DIRECTOR

                                                              Common Stock Shares Beneficially
                                                                  Owned on April 1, 1994(2)
                                                          ------------------------------------------
                                        Years as          Common Stock    Vested            Percent
Name and Principal Occupation          Director(1)  Age       Owned       Options   Total   of Class
- ----------------------------------------------------------------------------------------------------
Terms Expiring in 1997:

Steven J. Crandall                          11       41        279         5,000    5,279     0.26%
  Vice President, Ashaway Line
  & Twine Manufacturing Co.
  (manufacturer of tennis string,
  fishing line and surgical sutures)

Richard A. Grills                           11       61     47,156         5,000   52,156     2.62%
  Consultant and retired President,
  Bradford Dyeing Association, Inc.
  (textiles)

James W. McCormick, Jr.                     11       63      3,347         5,000    8,347     0.42%
  Former President, McCormick's,
  Inc. (retailer)

Victor J. Orsinger, II                      11       47      4,626         5,000    9,626     0.48%
  Partner, Orsinger & Nardone,
  Attorneys at Law

James P. Sullivan, C.P.A.                   11       55        320         5,000    5,320     0.27%
  Finance Officer, Roman Catholic
  Diocese of Providence

                                                 -2-

                                                              Common Stock Shares Beneficially
                                                                  Owned on April 1, 1994(2)
                                                          ------------------------------------------
                                        Years as          Common Stock    Vested            Percent
Name and Principal Occupation          Director(1)  Age       Owned       Options   Total   of Class
- ----------------------------------------------------------------------------------------------------
Neil H. Thorp                               11       54      2,808         5,000    7,808     0.39%
  President, H.E. Thorp & Son, Inc.
  (real estate) and President, Thorp &
  Trainer, Inc. (insurance)

Terms Expiring in 1995:

Jacques deLaporte (3)                       23       70      1,600         5,000    6,600     0.33%
  Retired; formerly
  Vice President-Marketing
  & Secretary, Greene Plastics Corp.

Katherine W. Hoxsie, C.P.A.                  3       45        904         5,000    5,904     0.30%
  Executive Vice President,
  Hoxsie Buick-Pontiac, Inc.;
  formerly with the firm of
  Price Waterhouse

Brendan P. O'Donnell                        12       64      1,650         5,000    6,650     0.33%
  Retired manufacturing
  executive; formerly consultant,
  Harris Graphics Corp.
  (printing presses)

Joseph H. Potter (4)                        12       60      5,821        13,342   19,163     0.96%
  Executive Vice President of the
  Corporation since 1984; Executive
  Vice President of the Bank since
  July 1982

Anthony J. Rose, Jr.                        22       63     25,717         5,000   30,717     1.54%
  President, Technical Industries, Inc.
  (chemicals)

Terms Expiring in 1996:

Gary P. Bennett                              0(5)    52        100           250      350     0.02%
  President and Chief Executive Officer,
  Analysis & Technology, Inc.
  (interactive multimedia train-
  ing systems, information systems
  and engineering services)

Larry J. Hirsch                              0(5)    55      1,022           250    1,272     0.06%
  President, Westerly Jewelry Co., Inc.
  (retailer)
                                                 -3-

                                                              Common Stock Shares Beneficially
                                                                  Owned on April 1, 1994(2)
                                                          ------------------------------------------
                                        Years as          Common Stock    Vested            Percent
Name and Principal Occupation          Director(1)  Age       Owned       Options   Total   of Class
- ----------------------------------------------------------------------------------------------------
Mary E. Kennard, Esq.                        0(5)    39          0           250      250     0.01%
  Vice President and General Counsel
  of the University of Rhode Island
  ("URI") since 1992; various other
  positions with URI since 1987

Joseph J. Kirby                             22       62      3,464        31,343   34,807     1.75%
  President of the Corporation since
  1984; President of the Bank since
  July 1982

Thomas F. Moore                             33       69     26,912         5,500   32,412     1.63%
  Chairman, The Moore
  Company (textiles)

(1) The Corporation was organized in 1984. The years indicated include the period the directors have been members of the Board of the Corporation's subsidiary, The Washington Trust Company of Westerly (the "Bank") prior to 1984.

(2) "Beneficial ownership" means, pursuant to Securities and Exchange Commission ("SEC") regulations, the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose, or to direct the disposition, of a security) and/or the right to acquire such ownership within 60 days.

(3) Mr. deLaporte is retiring as of the 1994 Annual Meeting.

(4) Mr. Potter and Louis J. Luzzi, Vice President and Treasurer of the Corporation and the Bank, are first cousins.

(5) Messrs. Bennett and Hirsch and Ms. Kennard were each elected directors on March 17, 1994.

Directors and executive officers as a group (19 persons), beneficially owned 245,395 shares of Common Stock, or 12.32%, as of April 1, 1994 (including vested options to purchase 118,531 shares of Common Stock).

Committees of the Board of Directors

The Corporation's Board of Directors has the following committees:

Executive Committee. The Executive Committee met 12 times in 1993 and, when the Board of Directors is not in session, is entitled to exercise all the powers and duties of the Board. In addition, in 1993 the Executive Committee made recommendations concerning remuneration arrangements for senior management of the Corporation and the Bank; effective January 20, 1994, this function is now performed by a newly-formed Compensation Committee, the members of which are Directors O'Donnell (Chairman), deLaporte, McCormick, Orsinger and Rose.
Members of the Executive Committee are Directors O'Donnell (Chairman), deLaporte, Kirby, McCormick, Orsinger, Potter and Rose.

Audit Committee. The Audit Committee, which met 7 times in 1993, is responsible for reviewing the adequacy of the Corporation's system of internal controls, its audit program, the performance and findings of its internal audit staff and action to be taken thereon by management, and reports of the independent auditors. Committee members are Directors McCormick (Chairman), Crandall, deLaporte and Hoxsie.

Stock Option Committee. The Stock Option Committee met once in 1993 and is responsible for the administration of the Corporation's Amended and Restated 1988 Stock Option Plan ("Stock Option Plan"). Committee members are Directors Orsinger (Chairman), Moore, O'Donnell and Sullivan.

Nominating Committee. On January 20, 1994, the Board established this committee to study the qualifications of potential nominees, and recommend to the shareholders the election of directors of the Corporation. The Committee members are Directors O'Donnell (Chairman), deLaporte, McCormick, Orsinger and Rose. Shareholders may make nominations for election as directors at any meeting called for such purpose provided that written notice has been given to the President of the Corporation not less than 14 nor more than 60 days prior to such meeting. Such notice shall set forth the name, age, business address and principal occupation of, and the number of shares of Common Stock beneficially owned by, each nominee.

The Corporation's Board of Directors held 4 meetings in 1993. During 1993, each member of the Corporation's Board attended at least 75% of the aggregate number of meetings of the Board and the committees of which such person was a member, except for Mr. Moore.

Compensation Committee Interlocks and Insider Participation

The Executive Committee makes recommendations concerning remuneration arrangements for senior management of the Corporation and the Bank, subject to the approval of the Board of Directors. The Executive Committee members are Directors O'Donnell (Chairman), deLaporte, Kirby, McCormick, Orsinger, Potter and Rose. Mr. Kirby, President of the Corporation and the Bank, and Mr. Potter, Executive Vice President of the Corporation and the Bank, serve on the Executive Committee, but do not participate in Committee discussions regarding executive compensation.

During 1993, the Bank paid approximately $108,035 in legal fees related to collection matters to the law firm of Orsinger & Nardone, of which Mr. Orsinger, a member of the Executive Committee, is a partner.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Corporation, the Corporation believes that during 1993 all Section 16(a) filing requirements applicable to its Insiders were complied with, except that Messrs. McCormick, deLaporte and Rose each inadvertently failed to report on a timely basis one transaction in 1993.

                     COMPENSATION OF DIRECTORS AND OFFICERS

Directors' Compensation

During 1993, for each meeting of the Board of the Corporation and the Bank attended, non-employee directors received $250 and $500, respectively. In addition, non-employee directors received $300 for each Corporation and Bank committee meeting attended (committee chairmen received $500 per meeting).

However, directors attending more than one meeting in any one day (excluding meetings of the Board of Directors of the Corporation) were paid only for one of such meetings. In addition, non-employee directors received a $5,000 annual retainer.

The Corporation and the Bank have standard arrangements pursuant to which directors may elect to defer all or part of their fees. Deferred fees earn interest and are payable in a lump sum or installments following termination of service as a director or attainment of a certain age. Deferred fees are unfunded obligations of the Bank.

The Outside Director Retainer Continuation Plan adopted as of January 1, 1990 provides retirement benefits to non-employee directors after leaving the Board of Directors. The benefit pays the regular quarterly retainer in effect at the time of retirement for as many quarters as the director served as such with the Corporation or a subsidiary. The benefit commences upon retirement and is reduced for retirement occurring before age 65. In the case of a director who dies before commencement of benefit payments, a surviving spouse will receive 50% of the benefit that would have been payable to the director. In the event of a retired director's death before completion of all payments due, a surviving spouse will receive the remaining payments reduced by 50%. Accrued and unpaid benefits under this plan are an unfunded obligation of the Bank.

Executive Compensation

The following table shows, for the fiscal years ended December 31, 1993, 1992 and 1991, the compensation of the Chief Executive Officer and the other executive officers whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1993 (the "Named Executives").

                                 Summary Compensation Table

                                                             Long-Term
                                                            Compensation
                                   Annual Compensation          Awards
                                  ---------------------     ------------
                                                             Securities
Name and                                                     Underlying
Principal                                                     Options/      All Other
Position                  Year     Salary      Bonus(1)        SARs(2)     Compensation(3)
- ------------------------------------------------------------------------------------------
Joseph J. Kirby           1993    $200,000      $88,800         7,186         $6,863
 President                1992     207,692(4)    22,500         9,091          3,740
                          1991     200,000          -0-           -0-            518

Joseph H. Potter          1993     119,000       35,700         4,275          4,084
 Executive Vice           1992     103,846(4)     9,375         4,545          1,870
 President                1991     100,000          -0-           -0-            259

David V. Devault          1993      90,000       21,600         2,156          3,088
  Vice President and      1992      85,154(4)     6,150         2,485          1,534
  Chief Financial Officer 1991      82,000          -0-           -0-            212


(1) Effective July 1, 1992, the Board of Directors adopted a new Short-Term Incentive Plan (the "Incentive Plan") for its executive officers and other key employees. Bonus amounts represent amounts accrued for the period from July 1, 1992 to December 31, 1992 and for the full year 1993 under the Incentive Plan. The Incentive Plan provides for annual payments up to a maximum percentage of base salary, which percentages vary among participants.

                                       -6-

(2) None of the stock options granted to the Named Executives have tandem stock appreciation rights ("SARs").

(3) On July 1, 1992, the Bank resumed employer matching contributions under its tax-qualified 401(k) and profit sharing plan (the "Profit Sharing Plan"), which covers all full-time salaried employees. Under the 401(k) component of the Profit Sharing Plan, the Bank matches 50% of each participant's first 2% of salary contributions and 100% of each participant's next 2% of salary contributions up to a maximum match of 3%. The profit sharing component of the Profit Sharing Plan provides for an employer contribution based on the Bank's earnings; however, participants in the Incentive Plan have not been eligible for profit sharing benefits since the establishment of the Incentive Plan.

(4) The increase in the 1992 base salary over the 1991 amount for each of the Named Executives represents the effect of one extra bi-weekly pay period in 1992.


The following table contains information concerning the grant of stock options pursuant to the Corporation's Stock Option Plan to the Named Executives during the fiscal year ended December 31, 1993.

                              Option/SAR Grants in Last Fiscal Year


                                   Individual Grants                 Potential Realizable Value
                  -------------------------------------------------  at Assumed Annual Rates of
                  Number of      Percent of                          Stock Price Appreciation
                  Securities     Total                                     for Option Term
                  Underlying     Options/SARs                       ---------------------------
                  Options/       Granted to     Exercise
                  SARs           Employees      or Base
                  Granted(1)     in Fiscal       Price   Expiration       5%           10%
Name                 (#)          Year          ($/Sh)      Date        ($)(2)       ($)(3)
- -----------------------------------------------------------------------------------------------
Joseph J. Kirby      7,186         22.78%       $20.875    6/4/2003     $94,355      $239,112

Joseph H. Potter     4,275         13.55%       $20.875    6/4/2003     $56,132      $142,250

David V. Devault     2,156          6.84%       $20.875    6/4/2003     $28,309       $71,740

(1) All options granted to the Named Executives were granted on June 4, 1993 under the Stock Option Plan. There are no SARs attached thereto. The options become exercisable in 25% installments commencing as of the date of grant and on each anniversary thereafter, so long as employment with the Corporation continues. If a Change in Control (as defined in the Stock Option Plan) were to occur, the options would become immediately exercisable in full.

(2)  $20.875 at 5% annually for 10 years = $34.01

(3)  $20.875 at 10% annually for 10 years = $54.15

The following table sets forth information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 1993 and unexercised options held as of the end of the 1993 fiscal year.

             Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                            Number of Securities
                                           Underlying Unexercised        Value of Unexercised
                 Shares          Value        Options/SARs at               Options/SARs at
                 Acquired        Realized       FY-End (#)(1)                 FY-End($)(1)(2)(3)
Name             on Exercise(#)    ($)     Exercisable/Unexercisable   Exercisable/Unexercisable
- ------------------------------------------------------------------------------------------------
Joseph J.            -0-           -0-          31,343 / 9,934             $44,468 / $58,379
 Kirby

Joseph H.            -0-           -0-          13,342 / 5,479             $22,891 / $31,171
  Potter

David V.             -0-           -0-           6,282 / 2,859             $12,343 / $16,512
  Devault

(1)  There are no SARs attached to the stock options held by the Named
     Executives.

(2) Value based on the fair market value of the Corporation's Common Stock on December 31, 1993 ($24.75) minus the exercise price.

(3) 25,000, 10,000 and 4,500 of the exercisable stock options held by Messrs. Kirby, Potter and Devault, respectively, have an exercise price which is greater than the fair market value of the Corporation's Common Stock as of December 31, 1993.


The Bank maintains a qualified defined benefit pension plan (the "Pension Plan") for salaried employees of the Corporation and the Bank. The following table shows the annual benefits payable upon retirement, assuming retirement at age 65 in 1993, under the Pension Plan:

                                    PENSION PLAN TABLE
Average Annual                       ---------------- Years of Service------------------
Pension Compensation                    15         20         25         30         35
- ----------------------------------------------------------------------------------------
  $100,000  ...................      $25,535    $34,047   $ 42,559   $ 51,070   $ 59,582
   120,000  ...................       31,085     41,447     51,809     62,170     72,532
   140,000  ...................       36,635     48,847     61,059     73,270     85,482
   160,000  ...................       42,185     56,247     70,309     84,370     98,432
   180,000  ...................       47,735     63,647     79,559     95,470    111,382
   200,000  ...................       53,285     71,047     88,809    106,570    124,332
   220,000  ...................       58,835     78,447     98,059    117,670    137,282
   240,000  ...................       63,231     84,308    105,385    126,462    147,539
   260,000  ...................       63,231     84,308    105,385    126,462    147,539
   280,000  ...................       63,231     84,308    105,385    126,462    147,539
   300,000  ...................       63,231     84,308    105,385    126,462    147,539

The annual benefits shown in the above table are straight-life annuity amounts not reduced by a joint survivorship provision which is available. The benefits shown are reduced to reflect the limitations currently imposed by the Internal
Revenue Code which limit the compensation amount used in determining the annual benefits payable from qualified plans to an individual. The table does not reflect the Internal Revenue Code limitation on annual pension benefits payable to an individual, which for 1993 was $115,641.

Annual payments to an employee retiring at age 65 are based on the average highest 36 consecutive months of pension compensation. Pension compensation consists of base salary, plus, in the case of the Named Executives and certain other key employees, payments pursuant to the Incentive Plan and, in the case of all other full time employees, nondeferred payments from the Profit Sharing Plan. Such amounts are shown in the Salary and Bonus columns of the Summary Compensation Table. The benefit is the sum of (i) 1.2% of pension compensation multiplied by the number of years of service, plus (ii) .65% of pension compensation in excess of the Social Security covered compensation level multiplied by the number of years of service. In 1993 the covered
Social Security compensation level was $22,716.

The years of service accrued for purposes of the Pension Plan in 1993 for the following Named Executives were: Mr. Kirby, 30 years; Mr. Potter, 35 years; and Mr. Devault, 7 years.

                 EXECUTIVE COMMITTEE AND STOCK OPTION COMMITTEE
                     JOINT REPORT ON EXECUTIVE COMPENSATION

The non-employee directors of the Executive Committee (the "Compensation Committee") administer the executive compensation program of the Corporation under the supervision of the Board of Directors. The success of the Corporation is highly dependent on hiring, developing and training qualified people who feel encouraged to perform for the good of the shareholders, the community, the Corporation and customers. The compensation program is designed to support the following underlying principles:

   - Compensation is a mechanism for ensuring that the Corporation attracts and retains the best people.

   - Total compensation dollars will be managed as an investment by allocating these dollars where the Corporation receives its best return.

   - Employees will be rewarded commensurate with their contribution to the success of the Corporation.

   - Base salary is a mechanism which allows the Corporation to attract employees who provide the skills and capabilities necessary to manage its business.

   - Total compensation is a mechanism for motivating, rewarding and retaining those people.

In order to achieve the aforementioned objectives, the Corporation engaged an independent compensation consultant (the "Consultant") during 1992 to provide information to the Compensation Committee regarding salaries of officer positions in comparable companies. The executive compensation program consists of three elements: base salary, short-term incentive compensation and long-term incentives.

Base Salary. Base salary for all officers is determined by the Compensation Committee, subject to approval of the full Board of Directors. Salary levels were developed by the Compensation Committee for each officer's position based on competitive compensation levels at thirty domestic financial institutions ranging in size (based on total assets) from $250 million to $1 billion (the "Salary Peer Group"). The institutions in the Salary Peer Group are not included in the Performance Graph set forth on page 12 hereof. Minimum, midpoint and maximum salary levels were established based on the results of the Consultant's study of the pay practices of the Salary Peer Group. The general policy of the Compensation Committee is an attempt to position executive base salaries at approximately the midpoint level of the Salary Peer Group. Base salary levels for the individual officers were developed based on technical, managerial and human relations skills, problem solving capabilities, and level of accountability.

The Compensation Committee reviews officers' salaries in the last quarter of each fiscal year, based on recommendations from the President which reflect his subjective assessment of the nature of the position and the contribution, experience and tenure of each officer. The Compensation Committee then recommends salary adjustments to the full Board, based on their assessment of individual performance and achievement of the financial objectives established by the Board for the Bank.

The President's salary in 1993 was unchanged from 1992. The President's salary for 1994 was increased 5% based on the Corporation meeting its financial objectives and the Compensation Committee's subjective assessment of the President's performance as well as the relationship of his salary to the midpoint salary level of the Salary Peer Group.

Short-Term Incentive Plan. The Short-Term Incentive Plan (the "Incentive Plan") provides for the payment of additional cash compensation to officers based on the achievement of target levels of return on equity and/or the achievement of individual objectives. Under the Incentive Plan, return on equity is measured against both shareholder expectations, as established by the Board, and the performance of a peer group (the "Incentive Plan Peer Group") in order to provide objective links between performance and pay. The Incentive Plan Peer Group was comprised of 28 financial institutions in 1993, of which approximately 60% are located in the Northeast and 40% are located throughout the rest of the country. These institutions are not included in the Performance Graph set forth on page 12 hereof. The selection of these institutions was based on certain criteria including asset size ($250 million to $1 billion), similar operating lines of business and listing on NASDAQ. The performance measures for the Incentive Plan are set at three levels: threshold - the minimum acceptable return on equity for which incentives will be paid; target range - the return on equity goal established by the Board of Directors; and maximum - performance surpassing planned objectives.

The target payout for the President is based solely on the return on equity component. The target payout for other participants includes a portion based on the return on equity measurement and a portion based on the achievement of individual performance goals. The total target payout for each officer varies by level of responsibility and ranged from 37% (for the President) to 5% of base salary. These targets are also adjusted upward or downward by a multiplier which is tied to the performance measure levels (threshold, target range and maximum).

In 1993 the Corporation's return on equity was within the target range and in excess of the Incentive Plan Peer Group's average return on equity. As a result, the 43 officers participating in the Incentive Plan were entitled to a payout for 1993 performance of 120% of the return on equity portion of the target payout for each officer. Payouts based on the achievement of individual performance goals were subjectively determined by each participant's supervisor and approved by the Board.

In 1994 the Board of Directors, on the advice of the Consultant, adopted a wider spread between performance levels which will result in a lower payout in 1994 for substantially exceeding the target range and a somewhat higher payout for meeting the target range, below which nothing is paid.

Long-Term Incentives. In the 1992 industry study and review of long-term incentive practices in the banking industry, the Consultant recommended that stock option awards be based on a percentage of base salary ranging from a grant value of up to one times the President's base salary on an annual basis, with lesser amounts for other officers. This element of compensation is viewed as a desirable long-term compensation method because it closely links the interest of management with shareholder value and aids in the retention and motivation of executives to improve long-term stock market performance. Stock options are granted for Common Stock at prevailing market prices and will only have value if the Corporation's Common Stock price increases.

During 1993, the Stock Option Committee, based on the recommendation of the Consultant, granted non-qualified stock options to certain key officers of the Corporation and the Bank. In fixing the grant of stock options to officers other than the President, the Stock Option Committee reviewed the President's recommendations for individual awards, which were based on individual performance during the prior fiscal year and the individual officer's contribution to the Corporation's strategic plan. Grant values range from 25% to 75% of base salary, based on the levels of responsibility for each officer.

In 1993 the Stock Option Committee awarded the President options with a grant value equal to 75% of his base salary, based on the Corporation's actual performance as compared to its corporate financial goals and their subjective assessment of the President's goals in promoting and enhancing shareholder value. The Stock Option Committee also took into account the aggregate number of options awarded to the President to date and the aggregate value of such shares. The Corporation does not have a target level of equity holdings by executives.

In December 1993, the Internal Revenue Service released its proposed regulations (the "Regulations") relating to the disallowance by publicly-held companies of deductions for employee remuneration in excess of $1 million unless such remuneration qualifies as performance-based compensation within the meaning of the Regulations. Given that these Regulations have not been finally adopted and the fact that current levels of compensation paid by the Corporation are significantly below $1 million, the Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program as performance-based compensation within the meaning of the Regulations.

The foregoing report has been furnished by the Executive Committee and the Stock Option Committee.

Executive Committee:               Stock Option Committee:

Brendan P. O'Donnell (Chairman)    Victor J. Orsinger, II (Chairman)
Jacques deLaporte                  Thomas F. Moore
Joseph J. Kirby                    Brendan P O'Donnell
James W. McCormick, Jr.            James P. Sullivan, C.P.A.
Victor J. Orsinger, II
Joseph H. Potter
Anthony J. Rose, Jr.


                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the NASDAQ Stock Market (U.S.) and the Keefe, Bruyette & Woods, Inc. ("KBW") Eastern Region Bank Index for the five years ended December 31, 1993.

                        Comparison of Five Year Cumulative Total Return


(The line graph referred to in the preceeding paragraph appears in this space in the proxy filed in paper format that will be provided to shareholders. The following table provides the data points necessary to describe this graphic via EDGAR.)


                                    1988     1989      1990      1991       1992      1993
                                   ---------------------------------------------------------
Washington Trust Bancorp, Inc.     $100.00  $ 92.07   $ 50.25   $ 56.76    $ 78.71   $115.78
NASDAQ Stock Market (U.S.)         $100.00  $121.25   $102.96   $165.21    $192.11   $219.22
KBW Eastern Region Banks           $100.00  $102.02   $ 62.88   $110.57    $152.70   $159.24

Assumes that the value of Washington Trust Bancorp, Inc. Common Stock and each index was $100 on December 31, 1988. Total return assumes reinvestment of dividends.


                       INDEBTEDNESS AND OTHER TRANSACTIONS

The Bank has had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of the Corporation and their associates, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted.

See also "Compensation Committee Interlocks and Insider Participation" above.

During 1993 the Bank sold real estate acquired through foreclosure to a family member of Katherine W. Hoxsie, a director of the Corporation, at a sales price of $410,000.

            PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE CORPORATION'S
                       RESTATED ARTICLES OF INCORPORATION

Article FOURTH of the Corporation's Restated Articles of Incorporation (the "Articles") currently authorizes the Corporation to issue 3,000,000 shares of Common Stock, $.0625 par value. The Board believes that it would be advisable to amend Article FOURTH to authorize the issuance of an additional 7,000,000 shares of Common Stock. A copy of the proposed Amended Article FOURTH is attached as Exhibit A hereto.

Proposed Increase in Common Stock

As of December 31, 1993, of the 3,000,000 authorized shares of Common Stock, there were 1,870,330 shares issued and outstanding (net of 49,670 shares held in treasury) and 464,922 shares were reserved for future issuance in connection with the Stock Option Plan and the Corporation's Dividend Reinvestment and Stock Purchase Plan. As a result, the Corporation has only 664,748 shares of authorized and unreserved shares of Common Stock available for future issuance.

In order to provide for a sufficient number of authorized shares of Common Stock for possible stock dividends, acquisitions, equity financings and other proper corporate purposes, the Board of Directors approved a proposed amendment to Article Fourth of the Articles to increase the number of shares of Common Stock from 3,000,000 to 10,000,000. The additional shares of Common Stock proposed to be authorized will be identical in all respects to the shares of Common Stock presently authorized and outstanding.

If the amendment is approved by the shareholders, the increased number of authorized shares of Common Stock will be available for issuance for such purposes and consideration as the Board of Directors may approve, and no further vote of the shareholders of the Corporation will be necessary with respect thereto except as may otherwise be required by law. Although there are at present no arrangements, commitments or understandings for issuing any additional shares of Common Stock, increasing the authorized capital stock would give the Corporation the flexibility to issue additional shares for proper corporate purposes without the delay and expense of securing shareholder approval for such issuance at a special meeting.

Although the Corporation has no intention at the present time of doing so, the Corporation could issue previously authorized but unissued shares of Common Stock which could, depending on the terms of such issue, preclude or make difficult merger or takeover attempts. The amendment increasing the number of authorized shares of Common Stock would thus enhance the ability of the Corporation to deter potential acquirors and lessen their ability to obtain control of the Corporation. For example, the Board might be able to place shares of Common Stock with persons supportive of management, thereby diluting the voting stock ownership of current shareholders and concentrating in the hands of management sufficient voting power to effectively block attempts to take control of the Corporation. The authorization of additional shares of Common Stock might also facilitate the adoption by the Corporation of a shareholder's rights plan under which shareholders would receive the right to acquire shares of the Corporation's stock or an acquiring person's stock upon the occurrence of certain change of control events, including a tender offer or the acquisition of a certain percentage of the Corporation's voting stock. The recommendation to increase the number of authorized shares of Common Stock is not in response to any takeover or merger attempts as the Corporation is not aware that any have been made or are planned in the future. The Articles and Bylaws contain certain provisions which are intended to deter mergers or takeovers. The Articles and Bylaws provide for a staggered Board of Directors. See "Election of Directors". The Articles further provide that certain business combinations with holders of 10% or more of the Corporation's capital stock must be approved by the holders of 80% or more of the Corporation's capital stock. Amendments to the foregoing provisions of the Articles and Bylaws must be approved by the holders of 80% of the outstanding shares entitled to vote. In considering the Amendment, shareholders should also take into account that the Corporation's Amended and Restated 1988 Stock Option Plan provides for the immediate vesting of all outstanding options in the event of a change of control.

Approval of this amendment will require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the matter at the Annual Meeting.

The Board recommends a vote "FOR" this proposal.

                      RATIFICATION OF SELECTION OF AUDITORS

The ratification of KPMG Peat Marwick to serve as independent auditors of the Corporation for the current fiscal year ending December 31, 1994, will be submitted to the Annual Meeting. Such ratification requires the affirmative vote of a majority of the shares of Common Stock entitled to vote thereon, represented in person or by proxy, at the Annual Meeting when a quorum is present. Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The firm of KPMG Peat Marwick has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

All professional services rendered by KPMG Peat Marwick during the year ended December 31, 1993 were furnished at customary rates.

The Board of Directors recommends a vote "FOR" this proposal.

                              SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation to the 1995 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: President, not later than December 12, 1994 for inclusion, if appropriate, in the Corporation's Proxy Statement and the form of proxy relating to the 1995 Annual Meeting.

                              FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the 1993 Annual Report to Shareholders, which has been provided to the Shareholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                                 OTHER BUSINESS

The management knows of no matters to be brought before the meeting other than those referred to, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

                       EXPENSE OF SOLICITATION OF PROXIES

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefor.




                                   Submitted by order of the Board of Directors,

                                   Harvey C. Perry, II

                                   Harvey C. Perry, II
                                   Secretary

Westerly, Rhode Island
April 5, 1994

                                    EXHIBIT A

                           AMENDMENT TO ARTICLE FOURTH


  FOURTH. Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000, par value $.0625 per share, all of which shares are to be a class designated as "Common Stock".

  Subject to the provisions of these Restated Articles of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                         WASHINGTON TRUST BANCORP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph J. Kirby, Brendan P. O'Donnell and Joseph
H. Potter, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held May 17, 1994 or any adjournment thereof.

The Board of Directors recommends that you instruct the proxies to vote FOR all of the proposals.

1.ELECTION OF DIRECTORS:


  / / FOR all nominees listed below (except marked to the contrary below)

  / / WITHHOLD AUTHORITY to vote for all nominees listed below

  NOMINEES: Steven J. Crandall, Richard A. Grills, James W. McCormick, Jr.,
            Victor J. Orsinger, II, James P. Sullivan and Neil H. Thorp

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------

2.To amend Article FOURTH of the Corporation's Restated Articles of Incorporation to authorize an additional 7 million shares of Common Stock

               For  / /         Against  / /       Abstain  / /

3.To approve the appointment of KPMG Peat Marwick as auditors of the Corporation for the fiscal year ending December 31, 1994.

               For  / /         Against  / /       Abstain  / /

4.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, 2, and 3.

Date____________________ , 1994        ___________________________________
                                                   Signature


                                       ___________________________________
                                             Signature if held jointly


                                       Please sign exactly as name appears.
                                       When shares are held in more than one
                                       name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.